UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Tidelands Bancshares, Inc.
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TIDELANDS BANCSHARES, INC.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2013

To our shareholders:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Tidelands Bancshares, Inc., which is the holding company for Tidelands Bank.  The Annual Meeting will be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 on Monday, May 20, 2013, at 10:00 a.m., for the following purposes:

1.                                      Elect Directors.  To elect eight members to our board of directors;

2.                                      Advisory (Non-binding) Vote on Executive Compensation.  To obtain a nonbinding resolution approving the compensation of the company’s named executive officers as determined by the Compensation Committee and the Board of Directors (“Say-on-Pay”);

3.                                      Ratification of Auditor.  To ratify the appointment of Elliott Davis, LLC as our independent auditor for the fiscal year ending December 31, 2013; and

4.                                      Other Business.  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 21, 2013 are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464 prior to the meeting.  If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our Annual Meeting.  If you are a record shareholder and attend the meeting in person, you may withdraw your proxy and vote your shares if you want to change your vote.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed.  Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week.  Detailed voting instructions are included on your proxy card.

We thank you for your continued support during these difficult times.

By Order of the Board of Directors,

Thomas H. Lyles
President & Chief Executive Officer

Mount Pleasant, South Carolina
April 10, 2013

TIDELANDS BANCSHARES, INC.

875 Lowcountry Boulevard

Mount Pleasant, South Carolina 29464

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 20, 2013

Our board of directors is soliciting proxies for the 2013 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

VOTING INFORMATION

The board set March 21, 2013 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 4,277,176 shares of common stock outstanding on the record date.

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum.  Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the Annual Meeting.  If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented.  If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, will be given of the adjournment.  If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the bylaws.  Directors, officers and regular employees of the company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means.  At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.  Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting

Provided a quorum is established at the Annual Meeting, directors will be elected by a plurality of the votes cast at the Annual Meeting.  All other matters to be considered and acted upon at the Annual Meeting require that the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter, provided a quorum has been established.  Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.  If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares.  Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

If you hold your shares in street name, it is critical that you cast your vote.  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate.  Changes were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the meeting, no votes will be cast on your behalf.  However, abstentions and broker non-votes will not affect the approval of the Say-on-Pay proposal or, to our knowledge, any other matter of business that may be brought before the Annual Meeting.

When you sign the proxy card, you appoint Thomas H. Lyles as your representative at the meeting.  Mr. Lyles will vote your proxy as you have instructed him on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Lyles will vote your proxy “FOR” the proposals recommended by the Board of Directors.  However, if any other matters come before the meeting, Mr. Lyles will vote your proxy on such matters in accordance with his judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We will bear the cost of solicitation of proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of our shares.  In addition, solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the company.  We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the reasonable forwarding expenses.  This proxy statement was first mailed to shareholders on or about April 10, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders to be Held on May 20, 2013:  This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are available at http://www.cfpproxy.com/5515.  In addition, the above items and other SEC filings are also available to the public on the SEC’s website on the Internet at www.sec.gov.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The bylaws of the company provide for no less than five or more than 25 directors to serve on the Board of Directors for a period of one-year terms to be elected each year at the Annual Meeting of Shareholders. The Board of Directors has currently established the number of directors at 8.  Our Board of Directors will submit to the shareholders for their vote at the Annual Meeting a slate of directors comprised of 8 nominees, all current directors of the company, to serve a one-year term expiring at the 2014 annual meeting of shareholders.

Our director nominees are:

Michael W. Burrell	Thomas H. Lyles	Tanya D. Robinson
Alan D. Clemmons	John T. Parker, Jr.	Larry W. Tarleton
John W. Gandy, CPA	Mary V. Propes

The directors will be elected by a plurality of the votes cast at the meeting.  This means that the eight nominees receiving the highest number of votes will be elected.  Set forth below is certain information about the nominees, including business experience for the past five years and qualifications and attributes considered by our Board of Directors which led to the director’s nomination.   Each of the nominees is a director of the bank and has been a director of the company since its formation in 2002, except for Larry W. Tarleton who began serving as a director of our bank and our company in 2006, John W. Gandy and Mary V. Propes who began serving as directors of our bank and our company in 2007, and Thomas H. Lyles who began serving as a director of our bank and our company in 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THESE NOMINEES.

Michael W. Burrell, 62, has been a resident of the Charleston area since 1977.  Mr. Burrell graduated from Georgia State University in 1973 and completed his graduate work and earned his Masters Degree in Education in 1978 and his Educational Specialist degree in 1983 from The Citadel Military College in Charleston, South Carolina.  He has served as an elementary school principal in Summerville since 1980 and before his retirement in 2002 served as the coordinator for federal and state programs on the district level. After his retirement, he continued to serve in a part time capacity as the principal for the Evening School Program at Fort Dorchester High School. He held this post for three years until the conclusion of the 2011 school year. He currently works with his wife in her business, Dancing Leaves Pottery.  His community service in the area began with the formation of the first Boy Scout Troop for the disabled in 1977.  Mr. Burrell is an active member in the Summerville Sertoma Club where he has served as president, treasurer, and an on-going board member since 1978.  He and his wife have been active in the MS Challenge Walk for the past six years.  He is also a member of Bethany United Methodist Church where he has taught Sunday school for both children and adults.

Alan D. Clemmons, 54, is a native of Myrtle Beach, South Carolina.  He graduated in 1982 from Coastal Carolina University’s School of Business Administration.  He received his Juris Doctorate in 1989 from Hamline University of Saint Paul, Minnesota.  Mr. Clemmons has been engaged in the practice of law with an emphasis on real estate and development with the Clemmons Law Firm, LLC since 2005.  Prior to that time Mr. Clemmons practiced law as a partner at McCrackin, Barnett, Richardson and Clemmons, LLP from 1990.  Mr. Clemmons, an Eagle Scout, has served as a volunteer to the Boy Scouts of America for over 30 years and has served in positions ranging from scoutmaster to counsel president and national committeeman.  He served as a volunteer to the Maya Indians from 1978 to 1980 as a lay Christian Services Missionary in Southern Mexico with The Church of Jesus Christ of Latter-day Saints.  Mr. Clemmons was an officer of the Horry County Republican Party for many years, and served as chairman from 1997 through 2000.  He was elected to represent South Carolina as a delegate to the 2000, 2004, 2008 and 2012 Republican National Conventions.  Mr. Clemmons was first elected to the South Carolina House of Representatives in 2002 and has served continuously since that time representing Myrtle Beach, one of the nation’s top tourism destinations.  He is past chairman of the House Freshman Caucus, Assistant Chief Whip and Officer of the House Republican Caucus. He currently serves in the South Carolina General Assembly as Chairman of the Rules Committee and of the Election Laws Subcommittee.  Mr. Clemmons also serves as Chairman of the Interstate 73, 74 & 75 Corridor Association and Vice-chair of the South Carolina Judicial Merit Selection Commission.

John W. Gandy, CPA, 59, is a native of Myrtle Beach, South Carolina.  Mr. Gandy graduated from Wofford College in 1976 and obtained an MBA from the Babcock Graduate School of Management at Wake Forest University in 1978.  Mr. Gandy has been the owner of Gandy CPA Group, LLC since January of 2000.  He began his career in the audit division of Arthur Andersen & Co., a former “Big Eight” international accounting firm.  In 1980, he returned home to Myrtle Beach where he spent the next 16 years working with the Jackson Companies, a diversified group of companies in resort tourism, golf, rental management and real estate development.  Beginning in 1996, interest in new ventures moved Mr. Gandy to go into the consulting business.  Over the next four years, he was involved in numerous financial transactions and planning for real estate developments, golf courses, vacation destination marketing and private placements for several small and start-up companies.  He is currently a partner or shareholder in Gandy Associates, LLC, Hospitality Lodging, Inc., The Focus Group Marketing Services, LLC (a design, printing and mailing operation), Office Developers, LLC, and various real estate related investments.  He is active in a number of civic, professional and church activities in the Myrtle Beach area.

Thomas H. Lyles, 63, has served as chief executive of our company and our bank since April 2011, and, additionally, as president of our company and our bank since June 2011.  He served as executive vice president and chief administrative officer of our company from 2007 until April 2011.  Mr. Lyles is a graduate of Wofford College, The School of Bank Administration at the University of Wisconsin, and he has an MBA from the University of South Carolina.  Mr. Lyles has over 40 years of banking experience.

John T. Parker, Jr., 49, has been a resident of Mount Pleasant since 1986.  Mr. Parker graduated from Emory at Oxford in 1984 with an Associate of Arts degree, and subsequently graduated from Emory University in 1986 with a B.A. degree in Psychology.  He worked at Georgia Mental Health in Atlanta before returning to Charleston to join Parker Marine Contracting Corporation, a family owned business that manufactures, builds, and installs concrete foundation pile, bridges, deep foundations, marine utilities and other construction services.  He has been the vice president of Parker Marine for 17 years.  Mr. Parker was the 2000-2002 president of the American Subcontractors Association (ASA), Charleston Chapter and he is past vice president and president of the board of directors for ASA of North and South Carolina.  At present, he is on the Board of Directors for ASAC.  Mr. Parker currently serves on the Scholarship Golf Tournament and Education Committees for ASA.  Mr. Parker served as past president of the Board of Directors for the Pile Driving Contractors Association of South Carolina.  He is a member of St. Andrews Church in Mount Pleasant.

Mary V. Propes, 60, is a native of Kentucky.  Ms. Propes has served as chief executive officer of MVP Group International, Inc. since 1998 and MVP Textiles & Apparel since 2005.  She entered the workforce in 1984 as a Chamber of Commerce Director in Graves County, Kentucky.  Throughout her career, she was very successful in recruiting large industrial companies in the towns and cities she served.  In addition, she serves on the boards of numerous private companies and organizations, both domestically and abroad.

Tanya D. Robinson, 59, is a resident of Summerville.  Mrs. Robinson graduated from Brigham Young University with a B.A. in Communications.  She worked part-time for Dorchester District Two Schools as a Public Information Specialist from 2000 until 2010.  She was elected to the Board of Trustees for Dorchester District Two Schools in 2010, was appointed to the Policy Board for the district in 2010, and was appointed Secretary to the Board of Trustees in 2013.  Mrs. Robinson was elected Vice President of Membership and Field Services for the South Carolina Congress of Parents and Teachers for the 2011-13 term where she oversees membership and training programs throughout the state.  She was elected District President for Dorchester and Colleton County Schools in 2002-2004, which took her into 21 schools to organize and train PTA personnel.  She was elected Vice-President of the Dorchester Colleton District PTA for the 2012-14 term.  Mrs. Robinson is a member of the Junior League of Summerville where she held the position of Community Service Chairman working closely with 25 local agencies.  She served as Summerville High School’s PTSA President from July of 2009 to June of 2012.  She is in the Presidency of the Charleston area Women’s Organization of the Church of Jesus Christ of Latter Day Saints.  From 2007 through 2011, she chaired the Trident United Way for Dorchester District Two Schools and acted as a liaison for Trident United Way’s Day of Caring.  She is married to Kent Robinson and they have four children.

Larry W. Tarleton, 69, is a native of Wadesboro, North Carolina and a graduate of the University of North Carolina in Chapel Hill.  In April 2009, he retired from The Post and Courier, South Carolina’s largest newspaper, where he worked since 1988, first as editor for 10 years and then as publisher for 11 years.  He had previously been an editor for newspapers in Charlotte, Miami and Dallas.  He is very active in community affairs and currently serves on the board of the Coastal Carolina Council of the Boy Scouts of America and as chairman of the marketing/media committee for the 2013 U.S. Women’s Amateur golf tournament.  He has served on the Champions Committee for the 2012 PGA Championship at Kiawah Island, as chairman of the Trident United Way, as chairman of the Boy Scouts Tenderfoot Classic golf tournament, and on the board of the Charleston Metro Chamber of Commerce.  He is a former president of the Country Club of Charleston and is a member of the Carolina Yacht Club.

Additional information is set forth below regarding other officers of our company and our bank.

John D. Dalton, 50, has served as vice president and controller of our company and our bank since June of 2011 and as principal financial officer of our company and our bank since July of 2012.  Mr. Dalton grew up in Indiana and now resides in Mount Pleasant.  He graduated from Ball State University with a B.S. in Accounting.  He also attended the University of Indianapolis for graduate studies.  He has 22 years of banking experience in various finance positions with National City Bank and JP Morgan Chase.  At Old National Bank, he was a Senior Financial Analyst from 2005 until June of 2010 and with Atlantic Bank & Trust he was

Business Planning and Analysis Manager from July of 2010 until June of 2011.  Mr. Dalton has been involved in community outreach programs delivering meals to the needy.  He coached pee wee soccer through S. Gibson community and is an active member of Seacoast Church.

Robert H. (Bobby) Mathewes, Jr., 46, was a founder and has served as executive vice president since our formation and currently serves as Chief Community Banker.  Mr. Mathewes grew up in Mt. Pleasant and graduated from the University of South Carolina, South Carolina Bankers School, and The Stonier Graduate School of Banking.   He has over 23 years of banking experience at C&S Bank, NationsBank, SouthTrust Bank and BB&T.  He is an active member of Seacoast Church.

Milon C. Smith, 62, has served as executive vice president and chief credit officer of our company and our bank since October 2005.  Mr. Smith graduated from the University of South Carolina in 1972 with a B.S. degree in Banking and Finance.  Mr. Smith furthered his banking education and attended continuing education classes through RMA, University of Oklahoma and BAI.  Mr. Smith has been involved in the Columbia, Charleston and South Carolina state boards for community schools.  He currently serves on the South Carolina Medical Malpractice PCF Board.

There are no family relationships among any of the directors and any executive officers of the company.

PROPOSAL NO. 2:

ADVISORY, NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures for our named executive officers are competitive yet conservative, are focused on pay for performance principles, and are strongly aligned with the long-term interests of our shareholders.  We also believe that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.  We encourage you to review the tables and our narrative discussion included in this proxy statement.

As a participant in the Treasury’s Capital Purchase Program, we must submit a non-binding shareholder vote to approve the compensation of the company’s named executive officers.  In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding basis, the compensation of the company’s named executive officers.  We are asking you to approve the compensation of the company’s named executive officers as described under Compensation of Directors and Executive Officers and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.  Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2012 Summary Compensation Table and the other related tables and disclosure.”

Your vote is advisory and will not be binding upon the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DETERMINED

BY THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS, AS DISCLOSED IN

THE SUMMARY COMPENSATION TABLE AND IN THE OTHER TABLES AND RELATED DISCUSSION

INCLUDED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR

Our audit committee has appointed the firm of Elliott Davis, LLC, an independent registered public accounting firm, to serve as our auditor for the fiscal year ending December 31, 2013.  Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Elliott Davis to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the audit committee will reconsider the selection, although the audit committee will not be required to select a different independent auditor.  We expect that a representative from this firm will be present and available to answer appropriate questions at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF ELLIOTT DAVIS, LLC AS OUR INDEPENDENT AUDITOR.

CORPORATE GOVERNANCE

Attendance at Board, Committee and Annual Shareholders’ Meetings

During the year ended December 31, 2012, the board of directors of the company held 14 meetings and the board of directors of the bank held 14 meetings.  All of the directors of our company and our bank attended at least 75% of the aggregate of the board meetings and committee meetings on which such board members served during this period.

We have adopted a set of corporate governance principles which states that each director is expected to attend all annual shareholders’ meetings absent unusual or extenuating circumstances.  All directors attended the 2012 annual meeting except Messrs. Clemmons and Gandy who were unable to timely arrive at the meeting because of road conditions, and Mr. Parker who was on medical leave on the date of the meeting.

Independence

Our board of directors has determined that Michael W. Burrell, Alan D. Clemmons, John W. Gandy, John T. Parker, Jr., Mary V. Propes, Tanya D. Robinson and Larry W. Tarleton are “independent” directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market, the exchange that we selected in order to determine whether our directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) of Regulation S-K.

Committees of the Board of Directors

The following chart shows the composition of the committees of our board of directors, the number of meetings held by each committee during 2012, and which directors are “independent” based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market.  The audit & board risk committee, nominating & corporate governance committee, and compensation committee are composed exclusively of independent directors.

Director	Independent	Audit & Board Risk Committee (13 Meetings)	Nominating & Corporate Governance (1 Meeting)	Compensation (2 Meetings)	Loan (14 Meetings)
Michael W. Burrell	x	•	• - Chair		•
Alan D. Clemmons	x	•		• - Chair
John W. Gandy	x	• - Chair			•
Thomas H. Lyles					•
John T. Parker, Jr.	x		•		• -Chair
Mary V. Propes	x		•	•
Tanya D. Robinson	x	•		•
Larry W. Tarleton	x		•	•	•

• means that the director is a current member of the applicable committee

Note:  Larry W. Tarleton is the Chairman of the Board, John W. Gandy is the Vice Chairman, and Tanya D. Robinson is the Secretary.

Audit and Board Risk Committee

Our audit and board risk committee is composed of four independent directors, Messrs. Burrell, Clemmons and Gandy and Ms. Robinson.  The audit and board risk committee met thirteen times in 2012.  The committee meets monthly and has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed.  The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee charter is available on our website, www.tidelandsbank.com, under “Investor Relations.” The committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and reports its findings to the board of directors.  The committee also oversees the company’s risk management processes on behalf of the full board.  The committee receives reports from management during the year regarding the bank’s assessment of risks and the adequacy and effectiveness of internal control systems.  The committee also focuses on enterprise risk.  Quarterly reporting provides management’s evaluations of the bank’s credit risk, market risk (including liquidity and interest rate risk), operational risk (including compliance and legal risk), strategic and reputation risk.  This includes frequent reports from management addressing the most serious risks impacting day-to-day operations. Each month the committee also reviews the status of compliance with regulatory actions.  Meetings for this committee include executive sessions to discuss any potential risk or control issues that should be considered confidentially.  Our internal auditor & risk officer reports directly to the audit and board risk committee.  The audit and board risk committee reports to the full board of directors.

Nominating Committee

Our nominating committee is composed of four independent directors, Messrs. Burrell, Parker and Tarleton, and Ms. Propes.  The nominating committee recommends nominees for election to our board of directors.  We have adopted a formal nominating committee charter.  The nominating committee charter is available on our website, www.tidelandsbank.com, under “Investor Relations.”  The nominating committee met one time in 2012.

Our nominating committee uses a variety of methods for identifying and evaluating nominees for director.  They regularly assess the appropriate size of the board of directors and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director.  Candidates may come to their attention through current members of the board, shareholders or other persons.  These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year.   The company does not pay a third party to assist in identifying and evaluating candidates.

Our nominating committee will also consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws.  Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders.  Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”), had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  The addition of any individual to the Board requires prior approval by the FDIC, Federal Reserve Bank of Richmond, and the South Carolina State Board of Financial Institutions.

In evaluating all potential candidates to be nominated to serve as a director, the nominating committee uses a variety of criteria to evaluate the qualifications and skills necessary in the context of the current needs of the board.  Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards.  They should contribute to the diversity of the board and have broad experience at the policy-making level in business, government, education, technology or public interest.  They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of our shareholders.  In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of experience, skills and background on the board of directors.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees.  In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole.  The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees.  The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the company and the interest of its shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•                  successful business or professional experience;

•                  various areas of expertise or experience, which are desirable to the company’s current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;

•                  personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;

•                  residence in the bank’s service area;

•                  willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the company;

•                  leadership and consensus building skills; and

•                  a commitment to the success of the company.

Each individual director has qualifications and skills that together as a whole create a strong and well-balanced board.  The experiences and qualifications of our directors include the following:

Mr. Burrell has served on our board since the company’s formation and has been a resident of Charleston for over 35 years.  He served as an elementary school principal for over 20 years and has remained active in community affairs.  His ties to the bank’s largest market area provide him with personal contacts and an awareness of the social environment within which the company operates.

Mr. Clemmons has served on our board since the company’s formation and is a native of Myrtle Beach.  He has been a member of the South Carolina House of Representatives since 2002.  His extensive personal understanding of the markets that we serve is a valuable asset to the board.  Mr. Clemmon’s professional experience as a real estate and development attorney provides the board with legal insight, and his strong analytical skills are helpful to the board’s ability to manage the affairs of a highly regulated company.

Mr. Gandy has served on our board since 2007 and is a certified public accountant.  His professional experience and knowledge of financial reporting requirements are assets to the board.  He also has extensive experience in various real estate related development projects, which provides unique knowledge of the markets in which we operate.

Mr. Lyles was appointed to our board in April of 2011 and currently serves as president and chief executive officer of our company and our bank.  He has been involved in banking in South Carolina for over 40 years and has extensive experience as president, executive vice president, CFO, COO, and director.  He has been an integral part of the company’s daily operations since 2007 and has the leadership skills and knowledge to lead the board through the challenges it faces in the current economic climate.

Mr. Parker has served on our board since the company’s formation and has been a resident of Mount Pleasant for almost 28 years.  He operates a successful family business and has served in various capacities for the American Subcontractors Association.  His business experience provides the board with insight into the challenges facing small business owners in our markets.

Ms. Propes joined our board in 2007.  She has served as the chief executive officer of three manufacturing businesses and led five start-up ventures.  Ms. Propes’ professional experience as a successful entrepreneur provides the board with business insight and analytical skills that are necessary to manage the company’s affairs in this difficult economic environment.

Ms. Robinson has served on our board since the company’s formation.  She is very active in charitable endeavors in the community and has played a critical role in the educational system in our market area.  These roles provide her with personal contacts and a unique perspective of the markets in which the company operates.

Mr. Tarleton has served on our board since 2006.  In April 2009, he retired from South Carolina’s largest newspaper, where he worked since 1988, first as editor for 10 years and then as publisher for 11 years.  Mr. Tarleton’s business and personal ties provide him with awareness of both the business and social environment within which the company operates.

Compensation Committee

Our compensation committee is composed of four independent directors, Messrs. Clemmons and Tarleton, and Ms. Robinson and Ms. Propes.  We have adopted a formal compensation committee charter.  The compensation committee charter is available on our website, www.tidelandsbank.com, under “Investor Relations.”  The compensation committee reviews all benefit plans and the specific compensation for all executive officers.  The committee met two times during 2012.  The compensation committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date.  The compensation committee evaluates the performance of and makes compensation recommendations to the board of directors with respect to our chief executive officer and, with input from our chief executive officer, evaluates the performance of and makes recommendations to the board of directors with respect to the compensation of our other executive officers.  The Consent Order between the Bank and the FDIC and the South Carolina State Board of Financial Institutions required the Bank to undertake an independent review of compensation paid to all of the Bank’s senior executive officers.  In completing the review of compensation, the independent consultant analyzed all salaries, bonuses, and other benefits of every kind and nature for 2010 and prior years, and he made recommendations to the board based on his observations and information obtained.  Another independent consultant was engaged and provided to us in November of 2012 a review of compensation paid to senior executive officers, including an analysis of salaries, bonuses, and other benefits for 2011.  This consultant also made recommendations to the board based on his observations and an analysis of the information obtained.

Board Leadership Structure and Role in Risk Oversight

We are focused on the company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value.  Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our chief executive officer, are independent.  In addition, all of the members of our board’s audit and board risk, compensation, and nominating and corporate governance committees are independent.

Our board believes that it is preferable for one of our independent directors to serve as chairman of the board.  The person our board elected as chairman, Mr. Tarleton, has been one of our directors since 2006 and is a long-time resident of our primary market area.  We believe it is the chief executive officer’s responsibility to run the company and the chairman’s responsibility to run the board.  As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent chairman whose sole job is leading the board.  In making its decision to have an independent chairman, the board considered the time that Mr. Lyles will be required to devote as president and chief executive officer in the current economic environment.  By having another director serve as chairman of the board, Mr. Lyles will be able to focus his entire energy on running the company.  This will also ensure there is no duplication of effort between the chief executive officer and the chairman.  We believe this structure provides strong leadership for the board, while also positioning the chief executive officer as the leader of the company in the eyes of our customers, employees and other stakeholders.

The full board of directors considers the company’s entire risk profile and oversees management’s mitigation of the most significant risks facing the company.  The full board considers the company’s general risk management strategy, ensuring that risks undertaken by the company are consistent with the board’s appetite for risk.  The board is actively involved in risk management oversight. Management is responsible for day-to-day risk management processes.  We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations.  We will continue to re-examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Communications from Shareholders to Directors

Our board of directors has implemented a process for shareholders of the company to send communications to the board.  Any shareholder desiring to communicate with the board, or with specific individual directors, may do so by writing to the secretary of the company, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.  The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interests and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of this Code of Ethics is available without charge to shareholders upon request to the secretary of the company at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464.

AUDIT COMMITTEE MATTERS

Our audit committee is composed of four independent directors and operates under a written charter adopted by the board in February 2005.  The board of directors has determined that Messrs. Burrell, Clemmons, and Gandy and Ms. Robinson, are independent, as contemplated in the listing standards of The NASDAQ Global Market.  John W. Gandy, CPA was approved as an “audit committee financial expert” as defined under the rules of the SEC.  As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service.  The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations and our independent auditors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee has reviewed and discussed with management the audited financial statements.  The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with them their independence from the company and its management.  In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

The report of the audit committee is included herein at the direction of its members, Mr. Michael W. Burrell, Mr. Alan D. Clemmons, Mr. John W. Gandy, and Ms. Tanya D. Robinson.

Auditing and Related Fees

Audit Fees

The following table shows the fees that we paid or expect to pay to Elliott Davis, LLC for services performed in fiscal years ended December 31, 2012 and 2011:

	Year Ended December 31, 2012	Year Ended December 31, 2011

Audit Fees	$100,350	$95,000
Audit-Related Fees	3,945	10,650
Tax Fees	9,300	16,800
All Other Fees	—	—

Total	$113,595	$122,450

Audit Fees.  This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis, LLC for the audit of our annual financial statements and for reviews of the condensed financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees.  This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2012 and 2011.  For 2012, these audit-related fees consisted primarily of professional services rendered in connection with the analysis of TARP repayment considerations and evaluation of the new Allowance for Loan Loss (“ALLL”) model using loss migration.

Tax Fees.  This category includes the aggregate fees billed or to be billed for tax services rendered by Elliott Davis, LLC for the fiscal years ended December 31, 2012 and 2011.  These services include preparation of state and federal tax returns for the company and its subsidiary and miscellaneous tax research and assistance.

All Other Fees.  This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2012 and 2011.  No such services were rendered during either year.

Oversight of Accountants; Approval of Accounting Fees.

Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor.  The charter provides that the audit committee must pre-approve the fees paid for the audit.  The audit committee has delegated approval of non-audit services and fees to the chairman of the audit committee provided that the estimated fee for any such proposed service does not exceed $15,000.  The chairman is required to report such pre-approval decisions to the full audit committee at the next scheduled meeting.  The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid for the years ended December 31, 2012 and 2011 to our principal executive officer, our principal financial officer and each of our two other most highly compensated executive officers who were serving as executive officers at the end of 2012.  For a description of executive compensation arrangements entered into between the company and Messrs. Lyles, Mathewes and Smith, please see the discussion below entitled “Executive Compensation Arrangements.”

John D. Dalton was appointed Principal Financial Officer and Principal Accounting Officer on July 23, 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Thomas H. Lyles	2012	193,648	—	—	—	24,858	(2)	218,506
Chief Executive Officer/President	2011	194,781	—	—	—	20,084		214,865

John D. Dalton	2012	92,700	—	—	—	9,796	(3)	102,496
Controller, Vice President/ Principal Financial Officer	2011	45,346	—	—	—	3,908	(4)	49,254

Robert H. Mathewes, Jr.	2012	198,341	—	—	—	27,905	(5)	226,246
Chief Community Banker/ Executive Vice President	2011	200,410	—	—	—	22,541		222,951

Milon C. Smith	2012	201,058	—	—	—	35,778	(6)	236,836
Chief Credit Officer/ Executive Vice President	2011	213,558	—	—	—	30,039		243,597

(1)         Stock option awards have been granted to our named executive officers from time to time to reward performance and promote our long-term success.  Each named executive officer voluntarily forfeited all of his options in June 2010.

(2)         Includes personal usage of company automobile of $40, club dues and related fees of $1,050, insurance of $14,740,  company cell phone allowance of $1,500, payout of unused PTO of $7,448, and 995 ESOP shares granted at $0.08.

(3)        Includes insurance of $9,796.

(4)         Mr. Dalton was hired by the company on June 30, 2011, and therefore the compensation amounts are for the period June 30, 2011 to December 31, 2011.

(5)         Includes personal usage of company automobile of $108, club dues and related fees of $125, insurance of $17,871, the dollar value of term insurance premiums paid by, or on behalf of Mr. Mathewes of $590,  company cell phone allowance of $1,500, payout of unused PTO of $7,629 and 1,024 ESOP shares granted at $0.08.

(6)         Includes car allowance of $12,000, club dues and related fees of $50, insurance of $14,407, company cell phone allowance of $1,500, payout of unused PTO of $7,734 and 1,092 ESOP shares granted at $0.08.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards at fiscal year-end for any of the named executive officers.  Each named executive officer voluntarily forfeited all of his options in June 2010.

Executive Compensation Arrangements

Employment Agreements

On May 1, 2008, we entered into employment agreements with Messrs. Lyles, Mathewes, and Smith.  The employment agreements have perpetual three-year terms but terminate no later than the time an executive attains age 65.  Subject to annual review by the board of directors, the base salaries provided by the employment agreements in 2012 were $193,648.08 for Mr. Lyles, $198,341.16 for Mr. Mathewes, and $201,058.08 for Mr. Smith.  Each executive is also entitled to participate in all of our compensation, bonus, incentive and other benefit programs.

Each of Messrs. Lyles, Mathewes, and Smith would be entitled to cash severance if he is terminated without cause or if he terminates voluntarily but for good reason, meaning voluntary termination because of adverse changes in employment circumstances, such as reduced compensation or responsibilities.  The severance compensation consists of a lump-sum payment equal to three times base salary, any bonus that may have been earned or accrued through the date of termination (including any amounts awarded for previous years that have not yet vested), and a pro rata share of any bonus for the current fiscal year.  The executives would also be entitled to continued medical, dental and hospitalization insurance coverage for up to three years after termination.

If a change in control occurs, each of the executives would be entitled to a lump-sum cash payment equal to three times the sum of their base salary and most recent bonus.  The employment agreements also provide for accelerated vesting in benefit plans after a change in control.  For purposes of the employment agreements, the term change in control means (1) an occurrence of a change in ownership of Tidelands Bancshares, (2) a change in effective control of Tidelands Bancshares, or (3) a change in the ownership of a substantial portion of Tidelands Bancshares’ assets, as defined consistent with Internal Revenue Code section 409A.  The change-in-control benefit under the employment agreements is a single-trigger benefit, in contrast to a double-trigger benefit payable solely for separation from service after a change in control.  Mr. Mathewes would also be entitled to a tax gross-up benefit if the aggregate benefits payable to him after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code.  In general terms, benefits received by an executive after a change in control are subject to a 20% excise tax under section 4999 if the benefits payable on account of the change in control exceed three times the executive’s five-year average taxable compensation.  If total benefits equal or exceed that threshold, the executive must pay a 20% excise tax on benefits exceeding his five-year average taxable compensation and under section 280G the employer forfeits the compensation deduction for benefits on which the excise tax is imposed.  The tax gross-up benefit compensates an executive for excise taxes imposed but it increases the employer’s non-deductible payments.

Despite the contractual terms of the employment agreements, however, severance benefits may not be paid to an executive under the employment agreements until Tidelands Bancshares is no longer subject to the restrictions of the TARP Capital Purchase Program executive compensation rules and until Tidelands Bancshares and the subsidiary bank are no longer subject to compensation restrictions of FDIC rules, the 2010 Consent Order with the FDIC and the South Carolina State Board of Financial Institutions, and the 2011 written agreement between Tidelands Bancshares and the Federal Reserve Bank of Richmond.

The employment agreements prohibit competition for two years after employment termination, but the prohibition against competition is void after a change in control.  Lastly, the employment agreements provide for reimbursement of the executives’ legal fees if the employment agreements are challenged after a change in control, up to a maximum of $500,000 for Mr. Mathewes and $100,000 for Messrs. Lyles and Smith.

Salary Continuation Agreements

We also entered into salary continuation agreements in 2008 with Messrs. Lyles, Mathewes, and Smith providing for a fixed annual benefit payable for 15 years upon attaining age 65.  Our calculation of the annual benefit amount payable to each executive under his salary continuation agreement took into account his projected final pay at an assumed retirement at age 65 and his projected retirement income from other employer-funded sources.  Effective on June 30, 2010, however, the executives agreed to the cessation of all further accruals under the salary continuation agreements, agreeing instead to receive an annual benefit equal to the June 30, 2010 accrual balance divided by 15, which benefit would be payable for 15 years beginning at age 65.  As revised effective June 30, 2010, the annual retirement benefits under the salary continuation agreements are $9,542 for Mr. Lyles, $4,217 for Mr. Mathewes, and $9,251 for Mr. Smith.  If a change in control of Tidelands Bancshares occurs, however, instead of an annual benefit at age 65 each executive would receive a lump-sum payment in cash in the amount equal to his June 30, 2010 accrual balance, payable immediately after the change in control.

Endorsement Split Dollar Agreements

We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service.  In 2008, we entered into endorsement split dollar insurance agreements with Messrs. Lyles, Mathewes, and Smith.  The endorsement split dollar agreements allow each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life.  The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first.  The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) the portion of the net death proceeds equal to 100% of the accrual balance required at age 65 under the executive’s salary continuation agreement.  The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods.  Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current Federal income tax law.  The collection of death benefits on the life insurance policies, which is likewise tax free under current Federal and state income taxation, is expected to enhance the company’s return as well.  The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Regulatory Restrictions on Compensation

Because of our participation in the TARP CPP program and because of formal supervisory action taken against us and against our subsidiary bank, we are subject to numerous compensation restrictions that do not affect other bank holding companies.  The restrictions arise under the TARP CPP rules, under FDIC rules applicable to financial organizations that are considered to be in a troubled condition, under the terms of the December 28, 2010 Consent Order with the FDIC and with the South Carolina State Board of Financial Institutions, and under the terms of the March 18, 2011 written agreement between Tidelands Bancshares and the Federal Reserve Bank of Richmond.

TARP CPP Restrictions.  Because of the American Recovery and Reinvestment Act that became law in February of 2009, companies participating in the TARP CPP program are subject to numerous compensation restrictions that apply for as long as the company is a CPP participant.  Implemented by Treasury Department rules, the restrictions include the following:

•              an absolute prohibition on bonus or incentive compensation for the most highly compensated employee, including a prohibition against any increase in the nonqualified deferred compensation of the most highly compensated employee.  The most highly compensated employee is, however, permitted to receive restricted stock awards with a maximum value of one third of the employee’s annual compensation, but the restricted stock generally cannot be transferred except according to a schedule corresponding to schedule for repayment of TARP CPP funds and the restricted stock is forfeitable if the employee does not continue serving for at least two years

•              any bonus payments made to an executive identified in the Summary Compensation Table or to any of the next 20 most highly compensated employees must be made subject to recovery — or “clawback” — by us if the bonus was based on erroneous financial or performance criteria

•              severance and termination payments, also known as “golden parachute” payments, cannot be made to any of the executives identified in the Summary Compensation Table or to any of the next five most highly compensated employees

•              an independent compensation committee of the board must review all compensation arrangements to ensure that they do not encourage excessive risk taking or earnings manipulation

The TARP CPP rules do not prevent us from honoring the Salary Continuation Agreement commitment to make annual benefit payments to executives, although payments will not commence until they attain age 65.

FDIC rules applicable to financial organizations that are considered to be in a troubled condition.  After the savings and loan crisis of the 1980s, Congress adopted legislation prohibiting golden parachute payments to executives of financial organizations that are subject to special regulatory oversight.  Implemented by FDIC rules, the golden parachute prohibition applies to any bank or bank holding company that is subject to formal enforcement action by its federal bank regulatory agency, as we are and as our bank is.

Specifically, we entered into a formal Written Agreement with the Federal Reserve Bank of Richmond as of March 18, 2011, and the bank is subject to a December 28, 2010 Consent Order with the FDIC and with the South Carolina State Board of Financial Institutions.  Both the Consent Order and the Written Agreement refer to and require that we comply with the FDIC’s golden parachute payment prohibition.

The golden parachute payment restrictions contained in FDIC rules not only prohibit actual payment of severance benefits, the implementing rules even prohibit entering into severance or employment agreements with new or existing executives if those agreements could someday provide for payment of severance benefits.  The golden parachute payment restrictions will apply until the Federal Reserve and the FDIC declare that we and the bank are no longer considered to be in troubled condition, which will not occur before the Written Agreement and the Consent Order are terminated.

The golden parachute payment restrictions do not prevent us from honoring the Salary Continuation Agreement commitment to make annual benefit payments to executives, although payments will not commence until they attain age 65.

December 28, 2010 Consent Order.  The bank is subject to a December 28, 2010 Consent Order with the FDIC and the South Carolina State Board of Financial Institutions.  A full copy of the Consent Order was included in the company’s Current Report on Form 8-K that was filed with the SEC on December 30, 2010, which is available at www.sec.gov. The Consent Order explicitly prohibits Tidelands Bank from making any bonus payments without advance consent of the FDIC and the South Carolina State Board of Financial Institutions, requires the bank to commission an independent compensation review, and requires the bank to adopt an employee compensation plan based on that independent review.  Although the Consent Order does not contain specific compensation restrictions and limitations, the order gives the FDIC and the South Carolina State Board of Financial Institutions broad authority to decide whether the employee compensation plan adopted based on independent review is acceptable.

The independent consultant that we engaged to review our compensation arrangements provided to us in February of 2011 a review of compensation paid to senior executive officers, including an analysis of salaries, bonuses, and other benefits for 2010 and prior years.  Based in part on that review and on other factors, in the summer of 2011 Messrs. Thomas H. Lyles, Robert H. Mathewes, and Milon C. Smith agreed to a 5% salary reduction.  They had already agreed in the summer of 2010 to amend the Salary Continuation Agreements, fixing benefits under those agreements at the amount for which the bank had already accrued.

Director Compensation

Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors.  Pursuant to our bylaws, we began compensating our independent directors in May of 2007.  The company only pays director fees to non-employee directors.  We currently pay our non-employee directors a fee of $450 for each board meeting attended and $225 for each committee meeting attended.  We pay the chairman of the board of directors an additional chairman’s fee of $225 for each board meeting attended.

Name	2012 Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Michael W. Burrell	11,700	—	—	—	300	12,000
Alan D. Clemmons	6,750	—	—	—	722	7,472
John W. Gandy, CPA	10,350	—	—	—	895	11,245
John T. Parker, Jr.	7,875	—	—	—	—	7,875
Mary V. Propes	5,400	—	—	—	—	5,400
Tanya D. Robinson	8,550	—	—	—	—	8,550
Larry W. Tarleton	11,925	—	—	—	—	11,925

(1)  These amounts represent the dollar amount paid to directors for mileage reimbursement.

Equity Compensation Plan Information

The following table sets forth the equity compensation plan information at December 31, 2012.  All stock option information has been adjusted to reflect all prior stock splits and dividends.  As of December 31, 2012, all options that had been previously granted were voluntarily forfeited by each employee, officer and director grantee.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))

Equity compensation plans approved by security holders (1)	—	$—	782,007

Equity compensation plans not approved by security holders	—	—	—

Total	—	$—	782,007

(1)                                The number of shares available for issuance under our 2004 Stock Incentive Plan automatically increases each time we issue additional shares of stock so that the total number of shares issuable under the plan at all times equals 20% of the then outstanding shares of stock, less options exercised.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

General

The following table shows owners of more than 5% of our outstanding common stock, as of March 21, 2013.

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership (3)
Financial Stocks Capital Partners LP(1)	300,000	—	7.01%
Tidelands Bancshares, Inc. (ESOP)(2)	257,149	—	6.00%

(1)   441 Vine Street, Cincinnati, OH 45202

(2)   875 Lowcountry Blvd, Mount Pleasant, SC 29464

(3)   The calculations are based on 4,277,176 shares of common stock outstanding on March 21, 2013.

The following table shows how much common stock in our company is owned by the directors, the named executive officers and the directors and executive officers as a group, as of March 21, 2013.

Name	Number of Shares Owned (1)	Right to Acquire	Percentage of Beneficial Ownership (2)
Michael W. Burrell	40,168	—	0.94%
Alan D. Clemmons	62,120	—	1.45%
John D. Dalton	3,500	—	0.08%
John W. Gandy, CPA	8,125	—	0.19%
Thomas H. Lyles	50,704	—	1.19%
Robert H. (Bobby) Mathewes, Jr. (1)(a)	14,679	—	0.34%
John T. Parker, Jr.	29,867	—	0.70%
Mary V. Propes	4,500	—	0.11%
Tanya D. Robinson	25,300	—	0.59%
Milon C. Smith	10,848	—	0.25%
Larry W. Tarleton	28,584	—	0.67%
Executive officers and directors as a group (11 persons)	278,395	—	6.51%

(1)               Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program or allocated ESOP shares, unless otherwise indicated in these footnotes.  To the company’s knowledge, each person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program the securities shown as beneficially owned by the person, except for the following shares which the individual has reported as indirectly owned:

(a)         100 shares are indirectly owned by spouse.

(2)               The calculations are based on 4,277,176 shares of common stock outstanding on March 21, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates.  As of December 31, 2012, these borrowings totaled $10.2 million.  It is our policy that these loans and other transactions be made in the ordinary course of business, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectability nor present other unfavorable features to us.  Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

Director John W. Gandy is a 50% partner in Office Developers, LLC, which is the owner of an office building located at 1312 Professional Drive in Myrtle Beach, South Carolina in which Tidelands Bank is a tenant and is leasing the site for a period of 20 years.  The monthly rent under the lease is $12,500 per month.  We believe the terms to be no less favorable to us than could be obtained from an unaffiliated third party.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC.  Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2012 for transactions occurring in 2012.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2014 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 13, 2013. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws.  Proposals must be delivered between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

FORWARD LOOKING STATEMENTS

Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future.  Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including, without limitation, those described in this Proxy Statement.  The forward-looking statements are made as of the date of this Proxy Statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undue reliance on any forward-looking statements made by, or on behalf us in this Proxy Statement or in any of our filings with the SEC or otherwise.  Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in our other current and subsequent filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

Our filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room and their copy charges.  In addition, we make available, without charge, through our website, www.tidelandsbank.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any.  You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Tidelands Bancshares, Inc.
875 Lowcountry Blvd.
Mount Pleasant, South Carolina 29464
(843) 388-8433

April 10, 2013

Mount Pleasant, South Carolina

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

TIDELANDS BANCSHARES, INC.

To be held on May 20, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Thomas H. Lyles as his or her true and lawful agent and proxy with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Tidelands Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Operations Center for Tidelands Bank located at 840 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464, on May 20, 2013, at 10:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged.  This proxy is directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted “FOR” all of the proposals listed below.

1.                                     PROPOSAL to elect the eight identified directors.

Michael W. Burrell	Thomas H. Lyles	Tanya D. Robinson
Alan D. Clemmons	John T. Parker, Jr.	Larry W. Tarleton
John W. Gandy, CPA	Mary V. Propes

☐ FOR all nominees	☐ WITHHOLD AUTHORITY
listed (except as marked to the contrary)	To vote for all nominees

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

2.                                     PROPOSAL to approve the compensation of our named executive officers as determined by the Compensation Committee and the Board of Directors (this is a non-binding, advisory vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                     PROPOSAL to ratify the appointment of Elliott Davis, LLC as our independent auditor for the fiscal year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated: , 2013	Dated: , 2013

Signature of Shareholder(s)	Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

We offer three alternative methods of voting this proxy:

•                  By Telephone (using a touch-tone telephone)

•                  Through the Internet (using a browser)

•                  By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING     Available until 3 a.m. Eastern Daylight Time on May 20, 2013

•                  This method of voting is available for residents of the U.S. and Canada

•                  On a touch-tone telephone, call TOLL FREE 1-855-484-1038, 24 hours a day, 7 days a week

•                  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions

•                  Your vote will be confirmed and cast as you directed

INTERNET VOTING    Available until 3 a.m. Eastern Daylight Time on May 20, 2013

•                  Visit the Internet voting website at http://www.rtcoproxy.com/tdbk

•                  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

•                  Your vote will be confirmed and cast as you directed

•                  You will only incur your usual Internet charges

VOTING BY MAIL

•                  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

•                  If you are voting by telephone or through the Internet, please do not return your proxy card.

ON-LINE ANNUAL MEETING MATERIALS: obtained at http://www.cfpproxy.com/5515